EXECUTION VERSION

__________________________________________________________

AGREEMENT AND PLAN OF MERGER

Dated as of May 12, 2008

Among

FINMECCANICA - SOCIETÁ PER AZIONI,

DRAGON MERGER SUB, INC.

And

DRS TECHNOLOGIES, INC.

__________________________________________________________

TABLE OF CONTENTS

Page
ARTICLE I

The Merger

Section 1.01	The Merger	1
Section 1.02	Closing	1
Section 1.03	Effective Time	2
Section 1.04	Effects	2
Section 1.05	Certificate of Incorporation and By-laws	2
Section 1.06	Directors	2
Section 1.07	Officers	2

ARTICLE II
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.01	Effect on Capital Stock	2
Section 2.02	Exchange of Certificates	3

ARTICLE III

Representations and Warranties of the Company

Section 3.18	Transactions with Related Persons	28
Section 3.19	Insurance	28
Section 3.20	Brokers; Schedule of Fees and Expenses	28
Section 3.21	Opinion of Financial Advisors	28
Section 3.22	Customers or Suppliers	28
Section 3.23	No Other Representations or Warranties	28

ARTICLE IV

Representations and Warranties of Parent and Sub

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01	Conduct of Business	31
Section 5.02	No Solicitation	34

ARTICLE VI
Additional Agreements

Section 6.13	Director Resignations	51

ARTICLE VII

Conditions Precedent

Section 7.01	Conditions to Each Party's Obligation To Effect The Merger	51
Section 7.02	Conditions to Obligations of Parent and Sub	52
Section 7.03	Conditions to Obligation of the Company	53

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01	Termination	53
Section 8.02	Effect of Termination	55
Section 8.03	Amendment	55
Section 8.04	Extension; Waiver	55
Section 8.05	Procedure for Termination, Amendment, Extension or Waiver	55

ARTICLE IX

General Provisions

GLOSSARY OF DEFINED TERMS

Term	Section

Acquisition Agreement	5.02(b)
Adverse Recommendation Change	5.02(b)
affiliate	9.03
Anti-Bribery Laws	3.13(c)
Appraisal Shares	2.01(d)
Bid	3.15(b)
business day	9.03
CEO	Section 6.07(a)
CEO Agreement	Section 6.07(a)
Certificate of Merger	1.03
Certificates	2.02(b)
Closing	1.02
Closing Date	1.02
Code	2.02(h)
Company	Preamble
Company Agreement	Section 6.07(a)
Company Benefit Plan	3.11(a)
Company Board	3.04(b)
Company By-laws	3.01
Company Capital Stock	3.03(a)
Company Charter	3.01
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Government Contract	3.15(b)
Company Government Subcontract	3.15(b)
Company License Agreements	26
Company Material Adverse Effect	9.03
Company Preferred Stock	3.03(a)
Company Recommendation	3.04(b)
Company Restricted Stock	3.03(a)
Company SEC Documents	3.06(a)
Company Stock Options	3.03(a)
Company Stock Plans	3.03(a)
Company Stock-Based Award	9.03
Company Stockholder Approval	3.04(c)
Company Subsidiaries	3.01
Company Superior Proposal	5.02(e)
Company Takeover Proposal	5.02(e)
Company Welfare Plans	Section 6.07(a)
Competition Authorities	6.04(b)(ii)
Confidentiality Agreement	6.03
Consent	3.05(b)

Continuing Employees	Section 6.07(a)
Contract	3.05(a)
Convertible Notes	6.06(a)
Copyrights	28
DGCL	1.01
Effective Time	1.03
Environmental Claim	3.14(d)
Environmental Laws	3.14(d)
Environmental Permits	3.14(b)
ERISA	3.11(c)
ERISA Affiliate	3.11(a)
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Executive Agreements	Section 6.07(a)
Exon-Florio	3.05(b)
Export Control Laws	3.13(b)
FAR	3.05(b)
Filed Company SEC Documents	Article III
Financial Statements	3.06(a)
FOCI	3.05(b)
GAAP	3.06(a)
Governmental Entity	3.05(b)
Hazardous Materials	3.14(d)
HSR Act	3.05(b)
Indentures	6.06(a)
Intellectual Property Rights	28
IRS	3.11(b)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Lease	3.16(b)
Liens	3.02(a)
Management Incentive Program	Section 6.07(a)
Material Company Contracts	3.15(a)
Maximum Premium	6.08(b)
Merger	Recitals
Merger Consideration	2.01(c)
NISPOM	3.05(b)
Notes	6.06(a)
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Material Adverse Effect	9.03
Patents	28
Paying Agent	2.02(a)
Permits	3.13(a)
Permitted Liens	9.03

v

person	9.03
Post-Closing Plans	Section 6.07(a)
Post-Closing Welfare Plans	Section 6.07(a)
Proxy Statement	3.05(b)
Proxy Threshold Event	9.03
Related Persons	3.18
Release	3.14(d)
Representatives	5.02(a)
RSUs	3.03(a)
SEC	Article III
Section 262	2.01(d)
Securities Act	3.06(a)
SOX	3.06(a)
Special Meeting	6.02
Specified Agreement	Section 6.07(a)
Sub	Preamble
subsidiary	9.03
Surviving Corporation	1.01
tax	3.09(j)(i)
tax return	3.09(j)(ii)
taxes	3.09(j)(i)
Termination Fee	6.09(b)
Trademarks	28
Transfer Taxes	6.11

AGREEMENT AND PLAN OF MERGER dated as of May 12, 2008 among Finmeccanica - Societá per azioni, a societá per azioni organized under the laws of Italy ("Parent"), Dragon Merger Sub, Inc., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and DRS Technologies, Inc., a Delaware corporation (the "Company").

WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved Parent's acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective boards of directors of Parent, Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of Sub with and into the Company (the "Merger") whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") not owned by Parent, Sub or the Company or their respective subsidiaries shall be converted into the right to receive $81.00 in cash; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01          The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").  At the election of Parent, any direct or indirect U.S. wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger or another wholly-owned Subsidiary of Parent may acquire all of the shares of capital stock of Sub currently held by Parent.  In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

SECTION 1.02     Closing.  The closing of the Merger (the "Closing") shall take place at the offices of Arnold & Porter LLP, 555 12th Street, NW, Washington, DC 20004 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

SECTION 1.03     Effective Time.  Prior to the Closing, the parties shall prepare, and on the Closing Date shall file with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

SECTION 1.04     Effects.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05     Certificate of Incorporation and By-laws.  (a)  The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)    The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06     Directors.  The directors of Sub immediately prior to the Effective Time (which shall have been selected in consultation with the Company) shall be the directors of the Surviving Corporation from and after the Effective Time  Subject to Section 6.13, such directors shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07     Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01     Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a)    Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)     Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent, Sub or by any of their respective wholly-owned subsidiaries shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)    Conversion of Company Common Stock.  (1)  Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $81.00 in cash, without interest (the "Merger Consideration").

(2)  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of book-entry shares or a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and certain dividends or other distributions in accordance with Section 2.02(c) upon surrender of such certificate (or affidavit or loss in lieu thereof) or book-entry shares in accordance with Section 2.02.

(d)    Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c).  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, any withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02     Exchange of Certificates.  (a)  Paying Agent.  As of the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates (or affidavit of loss in lieu thereof) or book-entry shares representing Company Common Stock.  Parent shall provide, or cause to be provided to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

(b)    Exchange Procedure.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") or book-entry shares that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or book-entry shares shall pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof) or book-entry shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavit of loss in lieu thereof) or book-entry shares in exchange for Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or book-entry shares for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate (or affidavit of loss in lieu thereof) or book-entry shares shall be entitled to receive in exchange therefore the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate (or affidavit of loss in lieu thereof) or book-entry shares shall have been converted pursuant to Section 2.01 and certain dividends and other distributions in respect of Company Common Stock in accordance with Section 2.02(c), and the Certificate (or affidavit of loss in lieu thereof) or book-entry shares so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or book-entry shares so surrendered is registered, if such Certificate or book-entry shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or book-entry shares or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02, each Certificate or book-entry shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, and certain dividends or other distributions in accordance with Section 2.02(c).  No interest shall be paid or accrue on the cash payable upon surrender of any Certificate or book-entry shares.

(c)     No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Certificate or book-entry shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay, without interest thereon, any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)    Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(e)    No Liability.  None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or book-entry shares has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate or book-entry shares would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such Certificate or book-entry shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)     Investment of Exchange Fund.  The Parent may cause the Paying Agent to invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent and any losses resulting from such investments shall be borne by Parent.  No such investment shall relieve Parent or the Paying Agent from making the payments required by this Article II, and following any losses that result in the amount of cash included in the Exchange Fund to be insufficient to make the remaining payments contemplated to be paid by the Paying Agent from the Exchange Fund pursuant to this Article II, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock, Company Options, Restricted Stock Awards and RSUs, as applicable.

(g)    Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto, without interest.

(h)     Withholding Rights.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of any supranational, national, federal, state, local or municipal (whether domestic or foreign) tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the

Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as applicable.

ARTICLE III

Representations and Warranties of the Company

Except as expressly set forth (i) in the reports, schedules, forms, statements and other documents filed by the Company with the United States Securities and Exchange Commission (the "SEC") after March 31, 2005 and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") (excluding any risk factor disclosure and disclosure of risks included in any "forward-looking statements" disclaimer or other statements included in such Filed SEC Documents to the extent that they are predictive or forward-looking in nature), or (ii) in the attached disclosure letter, dated the date of this Agreement, from the Company to Parent (the "Company Disclosure Letter"); provided that, (x) any facts, items or exceptions disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed on another section of the Company Disclosure Letter if the applicability of such fact, item or exception to such other section would be reasonably apparent and (y) any listing of any fact, item or exception in any section of the Company Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or create a measure of materiality for purposes of this Agreement or otherwise, the Company represents and warrants to Parent and Sub as follows:

SECTION 3.01     Organization, Standing and Power.  Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to conduct its businesses as presently conducted.  The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary, except failures to be so qualified that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of the restated certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the amended and restated by-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.  The Company is not in material violation of any provision of the Company Charter or the Company By-laws.  The Company has made available to Parent true and complete copies of the minutes of all meetings of the stockholders of the Company, the board of directors of the Company and the committees of the board of directors of the Company, in each case held since April 1, 2005.

SECTION 3.02       Company Subsidiaries; Equity Interests.  (a)  The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization.  All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a wholly owned Company Subsidiary or by the Company and a wholly owned Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for Permitted Liens.

(b)    As of the date of this Agreement, except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $500,000 in any person.

SECTION 3.03     Capital Structure.  (a)  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $10.00 per share (the "Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock").  At the close of business on May 9, 2008, (i) 41,419,131 shares of Company Common Stock were issued and outstanding, of which 576,333 shares were subject to vesting and restrictions on transfer (collectively "Company Restricted Stock"), (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) an aggregate of 5,832,169 shares of Company Common Stock were reserved and available for issuance pursuant to the Company's 2006 Omnibus Plan and Amended and Restated 1996 Omnibus Plan (the "Company Stock Plans"), of which 2,101,800 shares were subject to outstanding Company Stock Options and 22,921 shares of Company Common Stock were issuable upon the vesting of outstanding Restricted Stock Units ("RSUs"), and (iv) no shares of Company Preferred Stock were issued or outstanding or reserved for issuance or were held by the Company in its treasury.  Section 3.03 of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on May 9, 2008, of all outstanding options to purchase shares of Company Common Stock (collectively, "Company Stock Options") and all outstanding Company Stock-Based Awards granted under the Company Stock Plans or otherwise and all other rights (other than pursuant to the Convertible Notes), if any, to purchase or receive Company Common Stock issued or granted by the Company or any Company Subsidiary, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof.  Except for the Company Restricted Stock and RSUs or as otherwise disclosed in Section 3.03 of the Company Disclosure Letter, there are no outstanding Company Stock-Based Awards.  The Company has delivered to Parent true and complete copies of all Contracts in connection with all rights (other than the Company Stock Options) issued or granted by the Company or any Company Subsidiary to purchase any capital stock of, or other equity or voting interests in, the Company.  The exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option.  All outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the Company Stock Options and RSUs will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary and, except for the Company Common Stock, no securities or other instruments or other obligations of the Company or any Company Subsidiary (1) having the right to vote on any matters on which stockholders of the Company may vote or (2) except for the Company Stock Options, RSUs and Convertible Notes, convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of the Company may vote.  Except as set forth above in this Section 3.03, (x) as of the close of business on May 9, 2008, there are not issued, reserved for issuance or outstanding (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (B) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (C) any other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock, and (y) as of the date of this Agreement, there exists no obligation of the Company or any Company Subsidiary to issue, any Company Capital Stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or equity interests of the Company or any Company Subsidiary and there are not any outstanding Contracts or obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or obligating the Company or any Company Subsidiary to enter into any such security or interests.  Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities.

(b)    As of the date of this Agreement, (i) the only outstanding indebtedness for borrowed money of the Company and the Company Subsidiaries is (A) $1.495 billion in aggregate principal amount of Notes, including $345 million in Convertible Notes, (B) $179.5 million in aggregate principal amount of loans under the Third Amended and Restated Credit Agreement dated as of January 31, 2006 by and among the Company, the lenders referred to therein and Wachovia Bank, N.A., as Administrative Agent, and (C) CDN $6.9 million in aggregate principal amount of loans under the Credit Agreement, dated March 29, 2006, by and between DRS Technologies Canada Company and Bank of America, National Association, and (ii) there are no guarantees by the Company or any of the Company Subsidiaries of indebtedness of third parties for borrowed money, other than (y) guarantees by the Company of the Company Subsidiaries' indebtedness for borrowed money and guarantees by any Company Subsidiary of the Company's indebtedness for borrowed money, or (z) other indebtedness between and among the Company and the Company Subsidiaries.

SECTION 3.04       Authority; Execution and Delivery; Enforceability.  (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  The Company has duly executed and delivered this Agreement, and, assuming the legal, valid and binding obligations of Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

(b)    The board of directors of the Company (the "Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (iii) declaring the Agreement advisable, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company's stockholders, and (v) resolving to recommend to the Company's stockholders that they adopt this Agreement (such recommendation, the "Company Recommendation"), which resolutions have not been subsequently rescinded, modified or withdrawn in any way.  The provisions of Section 203 of the DGCL are inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.  To the Company's Knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any of the other transactions contemplated hereby.

(c)    The only vote or consent of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock in accordance with the DGCL and the regulations of the New York Stock Exchange (the "Company Stockholder Approval").

SECTION 3.05     No Conflicts; Consents.  (a)  Subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the material assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement (a "Contract"), to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination, in each case whether preliminary or final ("Judgment") or statute, law (including common law), ordinance, rule, regulation or order ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)    No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or notice to, or permit from, any supranational, national, federal, state, local or municipal (whether domestic or foreign) government or any court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, authority or instrumentality or any non-governmental self regulatory agency or authority (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and other applicable U.S. and non-U.S. competition Laws, (B) the Exon-Florio Provision of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended ("Exon-Florio"), and (C) the National Industrial Security Program Operating Manual ("NISPOM"), (ii) approval of the Defense Security Service of a plan to enter into an agreement to mitigate foreign ownership, control or influence ("FOCI"), (iii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (the "Proxy Statement") and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any Company Subsidiary is qualified to do business, (v) such filings as may be required in connection with the taxes described in Section 6.11, (vi) such other items required solely by reason of the participation of Parent (as opposed to any United States domiciled entity or any other third party) in the transactions contemplated hereby, (vii) such Consents, registrations, declarations, filings, notices or permits set forth on Section 3.06(b) of the Company Disclosure Letter, (viii) such filings as may be required in connection with the U.S. Federal Acquisition Regulation ("FAR"), the Defense Federal Acquisition Regulation Supplement, and U.S. Export Laws and Regulations, and (ix) such other Consents, registrations, declarations, filings, notices or permits the failure of which to be obtained or made, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06     SEC Documents; Undisclosed Liabilities.  (a)  The Company has filed with or furnished to the SEC, true and complete copies of all forms, reports, schedules, statements, certificates and other documents required to be filed or furnished by it since April 1, 2006, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Company SEC Documents").  As of its respective date, and, if amended, as of the date of the last such amendment, each Company SEC Document, including any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document, or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading.  As of their respective dates, and if amended or restated, as of the date of such respective amendments or restatements, the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 ("SOX"), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be.  None of the Company Subsidiaries is, or at any time since April 1, 2006, has been, required to file any forms, reports or other documents with the SEC.  Each of the consolidated financial statements included in the Company SEC Documents (the "Financial Statements") (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with the United States generally accepted accounting principles ("GAAP"), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Company Subsidiaries as of the date and for the periods referred to in the Financial Statements.

(b)    Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiaries in the Company's or such Company Subsidiary's audited financial statements or other Company SEC Documents.

(c)    As of the date of this Agreement, since March 31, 2007, neither the chief executive officer nor the chief financial officer of the Company has become aware of, and neither the Company Board nor, to the Knowledge of the Company, the Company's auditors has been advised of (i) any fact, circumstance or change that is reasonably likely to result in a "significant deficiency" or a "material weakness" (each as defined in Public Company Accounting Oversight Board Auditing Standard 2) in the Company's internal controls over its consolidated financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over its consolidated financial reporting.

SECTION 3.07     Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

SECTION 3.08     Absence of Certain Changes or Events.  From March 31, 2007 to the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice, and during such period there has not been:

(a)     any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, except for the execution of this Agreement and the consummation of the transactions contemplated hereby;

(b)    other than the quarterly dividend paid by the Company to its shareholders consistent with past practice any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase or redemption for value by the Company of any Company Capital Stock;

(c)    any purchase, redemption or other acquisition of (i) any shares of Company Capital Stock or other voting securities or equity interests of the Company, (ii) any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (iii) any other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock;

(d)     any split, combination or reclassification of any Company Capital Stock or any issuance, or the authorization of any issuance, of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(e)    except in the ordinary course of business, consistent with past practice, (i) any granting by the Company or any Company Subsidiary to any current or former director, officer or employee of the Company or any Company Subsidiary of (A) any acceleration of the vesting or time of payment of, or material increase in, compensation, bonus, fringe or other benefits or any granting of any type of compensation or benefits, except (x) as required pursuant to applicable contracts in effect as of December 31, 2007 and disclosed or incorporated by reference in the Company SEC Documents, (y) for normal increases in compensation in the ordinary course of business consistent with past practice, or (z) as was required under any Company Benefit Plan in effect as of December 31, 2007 in accordance with its terms in effect on such date, (B) any severance or termination pay or material increase therein, or (ii) any entry by the Company or any Company Subsidiary into, or any material amendments of, any employment, deferred compensation, consulting, severance, retention, bonus, change of control, termination or indemnification agreement or any other agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement with or providing benefits to any current or former director, officer employee or consultant of the Company or any Company Subsidiary or (iii) any adoption of, material amendment to or termination of any Company Benefit Plan, or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan (to the extent applicable), or any change in the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined, in each case except as required to comply with applicable Law or any Company Benefit Plan in effect as of December 31, 2007 in accordance with its terms in effect on such date;

(f)    any material change in accounting methods, principles or practices by the Company or any Company Subsidiary affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP and/or as may have been disclosed in the Filed Company SEC Documents;

(g)    any material revaluation by the Company or any Company Subsidiary of any assets that are material to the Company and the Company Subsidiaries, taken as a whole; or

(h)    any sale, lease (as lessor), license or other disposition of, or subjecting to any Lien (other than Permitted Liens), any assets of the Company or any Company Subsidiary (excluding Intellectual Property Rights) which are material to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice.

SECTION 3.09     Taxes.  (a)  Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material tax returns required to be filed by it (in each case taking due account of lawful extensions validly obtained), and all such tax returns are true, complete and accurate in all material respects.  All taxes shown to be due on such tax returns, or otherwise owed, have been timely paid or have been adequately reserved against on the Financial Statements except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  All taxes that the Company and each Company Subsidiary were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate governmental authority.  Neither the Company nor any Company Subsidiary has been informed in writing by any governmental authority that such authority believes that the Company or such Company Subsidiary was required to file any material tax return that was not filed.

(b)    The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve, based on GAAP principles, for all material taxes payable by the Company or the Company Subsidiaries (in addition to any reserve for deferred taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements.  No deficiency, audit examination, refund litigation, proposed adjustment or matter in controversy with respect to any taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary in writing, except in each case as have been adequately reserved against on the Financial Statements.  The U.S. federal income tax returns of the Company and of each Company Subsidiary have been audited by the U.S. Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.09(b) of the Company Disclosure Letter.  There is no agreement or other document waiving or extending, or having the effect of waiving or extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority by or on behalf of the Company or any Company Subsidiary.

(c)    There are no material Liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary is bound by any agreement with respect to taxes, other than customary tax indemnification or other arrangements contained in any credit or other commercial agreements the primary purpose of which does not relate to taxes.

(d)     None of the Company or any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (in each case within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)    Neither the Company nor any of the Company Subsidiaries has been, at any time during the period specified in Section 897(c)(1)(A) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)      Neither the Company nor any Company Subsidiary has ever participated in an international boycott described in Section 999 of the Code.

(g)     No Company Subsidiary is or has been a "passive foreign investment company" within the meaning of Section 1297 of the Code.

(h)     Neither the Company nor any Company Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(i)      Neither the Company nor any Company Subsidiary has engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign tax law) for any open tax year.

(j)      For purposes of this Agreement:

(i)    "tax" or "taxes" means all supranational, national, federal, state, local or municipal (whether domestic or foreign) taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment and other withholding taxes imposed by a Governmental Entity, and including all interest, penalties and additions imposed with respect to such amounts; and

(ii)    "tax return" means all supranational, national, federal, state, local or municipal (whether domestic or foreign) tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

SECTION 3.10        Labor Relations.  There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound.  As of the date of this Agreement, none of the employees of the Company or any Company Subsidiary are represented by any union with respect to their employment by the Company or such Company Subsidiary.  As of the date of this Agreement, since January 1, 2008, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

SECTION 3.11     Employee Matters.  (a)  Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan.  "Company Benefit Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock ownership, employment or consulting, severance pay or benefit, retention, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary or by any trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") or as to which the Company, any Company Subsidiary or any ERISA Affiliate has, or may have, any liability or obligation.  Except as contemplated by this Agreement, neither the Company, any Company Subsidiary nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Company Benefit Plan that would affect any current or former employee, director or other service provider of or to the Company, any Company Subsidiary or any ERISA Affiliate.

(b)    With respect to each of the Company Benefit Plans, the Company has made available to Parent true and complete copies of each of the following documents:  (i) the Company Benefit Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Company Benefit Plan and related documents); (ii) the most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Company Benefit Plan; (iv) the most recent determination letter or opinion letter received from the Internal Revenue Service ("IRS") with respect to each Company Benefit Plan that is intended to be qualified under the Code; and (v) any material communications to or from the IRS or any other governmental or regulatory authority relating to each Company Benefit Plan.

(c)    Except as would not be material, no liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has been incurred by the Company, any Company Subsidiary or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company, any Company Subsidiary or any ERISA Affiliate of incurring a liability under such Title (other than liability for the payment of Pension Benefit Guaranty Corporation premiums, which have been or will be paid when due).  No Company Benefit Plan subject to Sections 412, 430, 431 or 432 of the Code or Sections 302, 303, 304, or 305 of ERISA has incurred an accumulated funding deficiency, whether or not waived.  Except as set forth in Section 3.11(c) of the Company Disclosure Letter, no Company Benefit Plan is subject to Sections 412, 430, 431 or 432 of the Code or Title IV or Sections 302, 303, 304, or 305 of ERISA).  None of the assets of the Company or any Company Subsidiary are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(d)    Neither the Company nor any Company Subsidiary, nor any ERISA Affiliate, nor any of the Company Benefit Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company Subsidiary, any ERISA Affiliate, any of the Company Benefit Plans or any such trust could, directly or indirectly, be subject to any material civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability in an amount that would be material.

(e)     All contributions required to have been made under the terms of any Company Benefit Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the Filed Company SEC Documents.

(f)      With respect to each Company Benefit Plan subject to Title IV of ERISA, the aggregate fair market value of the assets of such Company Benefit Plan was, as of the most recently computed actuarial valuation of such plan prepared by such plan's actuary, equal to or greater than the aggregate value of its liabilities assessed on an ongoing basis and calculated in accordance with the actuarial methods and assumptions disclosed in the actuarial valuation report relating to such valuation.  No reportable event under Section 4043 of ERISA with respect to which the reporting requirement has not been waived has occurred or is reasonably expected to occur with respect to any Company Benefit Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement.

(g)     None of the Company Benefit Plans is, and neither the Company, nor any Company Subsidiary, nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any "multiemployer plan" (as defined in Section 3(37) of ERISA), a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(h)     Each of the Company Benefit Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and a favorable determination or opinion letter to that effect has been issued by the IRS with respect to each such Company Benefit Plan, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Company Benefit Plan under Section 401(a) of the Code or require the filing of a submission under the IRS's employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified status of such Company Benefit Plan.  Each of the Company Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements in all material respects.  Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(i)      Except as set forth in Section 3.11(i) of the Company Disclosure Letter, no payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to the Company or any Company Subsidiary (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes under Section 280G of the Code.

(j)      There are no material claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against or involving any Company Benefit Plan, the assets of any Company Benefit Plans or against the Company, any Company Subsidiary or any ERISA Affiliate with respect to any Company Benefit Plan.  There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Company Benefit Plan or any fiduciary thereof (other than rules of general applicability).  There are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Entity involving any Company Benefit Plan.

(k)     No Company Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers after retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), or (iii) deferred compensation benefits accrued as liabilities in the Filed Company SEC Documents.  No Company Benefit Plan is funded through a "welfare benefit fund" as defined in Section 419 of the Code.

(l)      Except as set forth in Section 3.11(l) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to the Company or any Company Subsidiary becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to the Company or any Company Subsidiary, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to the Company or any Company Subsidiary.

(m)     Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

(n)      Except as set forth in Section 3.11(n) of the Company Disclosure Letter, no Company Benefit Plan subject to Title I of ERISA holds any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

(o)     All Company Benefit Plans required to have been approved by any non-U.S. Governmental Entity have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that could reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.  Each Company Benefit Plan subject to any Law other than U.S. federal, state or local Law ("Foreign Plan") that is intended to comply with the requirements of any tax or pension Laws in order for contributions thereto or benefits thereunder to receive intended tax benefits or favorable tax treatment complies in all material respects with such Laws.  Except as set forth in Section 3.11(o) of the Company Disclosure Letter, other than such amounts that would not be material, each Foreign Plan is fully funded or fully insured on both an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions), and the fair market value of the assets held under each Foreign Plan that is a pension plan or that is funded on an actuarial basis is sufficient so as to permit a termination of each such Foreign Plan, in full compliance with applicable Law, immediately after the Closing

Date without Parent, the Surviving Corporation or any of their Affiliates being required to make additional contributions to such Foreign Plan (or related trust) or to incur any liability with respect to the funding or payment of benefits under such Foreign Plan.

SECTION 3.12     Litigation.  There is no (i) suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, or to the Knowledge of the Company any investigation, against or affecting the Company or any Company Subsidiary or any of their respective assets, or (ii) Judgment of a Governmental Entity or arbitrator outstanding against, or notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any Company Subsidiary, except in each case, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  Section 3.12 of the Company Disclosure Letter sets forth the amount of accruals recorded by the Company at December 31, 2007 for those matters that the Company considers to be probable and that can be reasonably estimated.

SECTION 3.13     Compliance with Applicable Laws.  (a)  The Company and the Company Subsidiaries are in compliance with all applicable Laws and Judgments, except such non-compliance that, individually or in the aggregate, has not had or would reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has received any communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not, or may not be, in compliance in any material respect with, or has, or may have, liability under, any applicable Law or Judgment or is subject to any investigation, inquiry or claim by such Governmental Entity, except those that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, "Permits"), necessary for it to own, lease or operate its assets and to carry on its business as presently conducted, except those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  There has occurred no default under, or violation of, any such Permit, and the Merger and the other transactions contemplated hereby will not cause the revocation or cancellation of any such Permit, except those that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.  This Section 3.13(a) does not relate to matters with respect to taxes, which are the subject of Section 3.09, environmental matters, which are the subject of Section 3.14, export control laws, which are the subject of Section 3.13(b) or anti-bribery laws, which are the subject of Section 3.13(c).

(b)     Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively the "Export Control Laws").  Except as set forth on Schedule 3.13(b), since April 1, 2003, neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or a Company Subsidiary is not in compliance with, or has liability under, the Export Control Laws.

(c)     The Company and the Company Subsidiaries are in compliance in all material respects with all material statutory and regulatory requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and international anti-bribery conventions and local anti corruption and bribery Laws in jurisdictions in which the Company and the Company Subsidiaries are operating (the "Anti-Bribery Laws").  Since April 1, 2003, neither the Company nor any of the Company Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company, a Company Subsidiary or any agent thereof is in material violation of, or has a material liability under, the Anti-Bribery Laws.

SECTION 3.14     Compliance with Environmental Laws.  (a)  The Company and the Company Subsidiaries are in compliance with all Environmental Laws, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and, since April 1, 2007, neither the Company nor any of the Company Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries is, or may be, in material violation of, or has any material liability under, any Environmental Law.

(b)     The Company and the Company Subsidiaries have obtained, maintained and complied with all Permits necessary under any Environmental Law for them to own, lease or operate their respective assets and to carry on their respective businesses as presently conducted ("Environmental Permits"), except for such Permits the failure to obtain, maintain or comply with, that individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)     There are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary, that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)     To the Knowledge of the Company, there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary, that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e)     As used in this Agreement:

"Environmental Claim" means any and all administrative, regulatory or judicial suits, claims, actions, proceedings, investigations, Judgments, demands, Liens or written notices of noncompliance or violation, in any such case, by or from any person alleging any liability (i) related to the failure to comply with any Environmental Law, or (ii) for the costs of investigations, remediation or governmental response, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from the Release of, or exposure to, any Hazardous Materials;

"Environmental Laws" means all applicable supranational, national, federal, state, local and municipal (whether domestic or foreign) Laws, Judgments, or Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health, safety to the extent relating to the handling of or exposure to Hazardous Materials, or the environment;

"Hazardous Materials" means any petroleum or petroleum products, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls, and any other chemical, material, substance or waste regulated under any applicable Environmental Law as toxic or hazardous; and

"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

SECTION 3.15        Contracts. (a)  Except for Contracts filed as exhibits to the Filed Company SEC Documents and purchase orders entered into in the ordinary course of business consistent with past practice, Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each of the following Contracts (collectively, with the Contracts set forth on Section 3.16(b) of the Company Disclosure Letter, the "Material Company Contracts"):

(i)    all Contracts of the Company or any Company Subsidiary made in the ordinary course of business consistent with past practice having an aggregate value, or involving payments by or to the Company or any Company Subsidiary, of more than $25.0 million, and for which there has been no final close out and final payment under such Contract has not been made;

(ii)    all Contracts currently in effect to which the Company or any Company Subsidiary is a party that contain a covenant that would materially restrict the ability of the Company or any Company Subsidiary to compete or engage in any line of business, or to develop, market or distribute any products or services, in each case, in any geographic territory;

(iii)    all standstill or similar agreements to which the Company is a party;

(iv)    all joint venture, partnership, material teaming or other similar agreements to which the Company or any Company Subsidiary is a party (including all amendments thereto);

(v)    all Contracts to which the Company or any Company Subsidiary is a party providing for indemnity (including any obligations to advance funds for expenses) to the current or former directors or officers of the Company or any Company Subsidiary;

(vi)    all Contracts which are material to the Company or any operating segment providing for termination, acceleration of payment or other special rights upon the occurrence of a change of control of the Company; and

(vii)     all other Contracts that constitute a "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K).

(b)     Neither the Company nor any Company Subsidiary is in breach, default or violation of (and, to the Knowledge of the Company, no event has occurred which with notice or the lapse of time or both would constitute a default or violation by the Company or any Company Subsidiary of) any term, condition or provision of any indebtedness, guarantee or any Material Company Contract, including any specification, schedule, quality assurance provision, inspection or test requirement, or performance or payment milestone, to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound, which breach, default or violation would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    Except where the following matters have not had or would not be reasonably expected to have a Company Material Adverse Effect, with respect to each Material Company Contract between the Company or any Company Subsidiary and any Governmental Entity and each outstanding bid, quotation or proposal by the Company or any Company Subsidiary (each, a "Bid") that if accepted or awarded would lead to a Material Company Contract between the Company or any Company Subsidiary and any Governmental Entity (each, a "Company Government Contract") and each Material Company Contract between the Company or any Company Subsidiary and any prime contractor or upper-tier subcontractor relating to a Contract between such person and any Governmental Entity and each outstanding Bid that if accepted or awarded would lead to a Material Company Contract between the Company or a Company Subsidiary and a prime contractor or upper-tier subcontractor relating to a Contract between such person and any Governmental Entity (each, a "Company Government Subcontract"):

(i)     to the Knowledge of the Company (A) each such Company Government Contract or Company Government Subcontract was legally awarded, is binding on the Company or the applicable Company Subsidiary thereto, and is in full force and effect and (B)

each such Company Government Contract (or, if applicable, each prime Contract under which such Company Government Subcontract was awarded) is not currently the subject of bid or award protest proceedings,

(ii)    the Company and each Company Subsidiary have complied in all material respects with all terms and conditions of such Company Government Contract or Company Government Subcontract, including all clauses, provisions and requirements incorporated expressly by reference therein,

(iii)    the Company and each Company Subsidiary have complied in all material respects with all requirements of all Laws, including the Armed Services Procurement Act, the Federal Property and Administrative Services Act, the FAR, the Defense Federal Acquisition Regulation Supplement, the Truth in Negotiations Act, the government contracts cost principles (FAR Part 31), the Cost Accounting Standards, the Buy American Act, the Trade Agreements Act and the Procurement Integrity Act, whether incorporated explicitly, by reference or by operation of law,

(iv)     neither the United States government nor any prime contractor, subcontractor or other person or entity has notified the Company or any Company Subsidiary, in writing, that the Company or any Company Subsidiary has breached or violated any Law or material certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any disclosures, representations or certifications submitted by or on behalf of the Company or any Company Subsidiary in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission,

(v)      neither the Company nor any Company Subsidiary has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Company Government Contract or Company Government Subcontract,

(vi)     except as would not reasonably be expected to be material to the Company, other than in the ordinary course of business consistent with past practice, to the Knowledge of the Company, no cost incurred by the Company or any Company Subsidiary pertaining to a Company Government Contract or Company Government Subcontract has been questioned or challenged is the subject of any audit or investigation or has been disallowed by any Governmental Entity, and

(vii)    no material payment due to the Company or any Company Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been withheld based upon negative performance related allegations or claims and no claim has been made in writing to withhold payment based upon negative performance related allegations or claims.

(d)     Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective directors, officers or employees, is or since March 31, 2005 has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity, or any audit or investigation by the Company or any Company Subsidiary, with respect to any alleged act or omission arising under or relating to any Company Government Contract or Company Government Subcontract.

(e)     There exist (i) no outstanding material claims against the Company or any Company Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, and (ii) no outstanding material claims or requests for equitable adjustment or disputes between the Company or any Company Subsidiary and the United States government under the Contract Disputes Act, as amended, or any other Law, or between the Company or any Company Subsidiary and any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary received any material adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other Contract with a Governmental Entity within the past three years.  Neither the Company nor any Company Subsidiary has (i) any pending claim against any Governmental Entity or (ii) any pending claim against any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.

(f)      Except as described in Section 3.15(f) of the Company Disclosure Letter, there are no claims or disputes relating to the Company Government Contracts which, if resolved unfavorably to the Company, would, individually or in the aggregate, have a Company Material Adverse Effect.  In addition, to the Knowledge of the Company, there are no known or reasonably foreseeable expenditures which would materially increase the estimated cost to complete performance of the Company Government Contracts above the amounts set forth in the estimates to complete, or that would otherwise cause any Company Government Contract, including but not limited to fixed price Company Government Contracts.

(g)     To the Knowledge of the Company, since March 31, 2004, neither the Company nor any operating segment has been debarred or suspended for 90 days or more in any consecutive twelve-month period, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of Contracts with the United States government (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).  To the Knowledge of the Company, since March 31, 2004, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any operating segment.

(h)     The Company and each Company Subsidiary have complied in all material respects with all applicable requirements under each of the Company Government Contracts and Company Government Subcontracts relating to the safeguarding of, and access to, classified information.

SECTION 3.16     Title to Properties.  (a)  The Company and the Company Subsidiaries have good and marketable title to, or valid leasehold interests in, all their respective material real property assets except for those that are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business consistent with past practice and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, would not be expected to have a Company Material Adverse Effect.  All such assets, other than assets in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Permitted Liens.

(b)    Each of the Company and each of the Company Subsidiaries has complied in all material respects with the terms of each material lease, sublease, license and other Contract relating to real property (each, a "Lease") to which it is a party.  Section 3.16(b) of the Company Disclosure Letter sets forth a true and complete list of all material leases and real property owned by the Company or any Company Subsidiary as of the date of this Agreement, and the Company has made available to Parent true and correct copies of each Lease.

        SECTION 3.17        Intellectual Property.  (a)  The Company and the Company Subsidiaries own, or are validly licensed or, to their Knowledge, otherwise have the right to use, all Intellectual Property Rights which are used in or necessary for the conduct of the business of the Company and the Company Subsidiaries free and clear of all Liens, except Permitted Liens, except where the failure to so own or license would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)     Section 3.17(b) of the Company Disclosure Letter sets forth a description of all registered and pending applications for Patents, Trademarks, and Copyrights included in the Company Intellectual Property and that are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(c)     Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, either individually or in the aggregate, no suits, claims, actions or proceedings are pending or, to the Knowledge of the Company, threatened (i) with regard to the Company's or any Company Subsidiary's use or ownership of any of the Company Intellectual Property Rights or (ii) alleging that the Company or any Company Subsidiary is infringing on, misappropriating or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, either individually or in the aggregate, to the Knowledge of the Company, no person is infringing on the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property Right.

(d)     Section 3.17(d) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all material Contracts pursuant to which (i) material Intellectual Property Rights are licensed to the Company or any Company Subsidiary by third parties, other than software licenses for generally available software ("Company License Agreements") and (ii) material Company Intellectual Property Rights are licensed by the Company or any Company Subsidiary to any third party on an exclusive basis.

(e)     There are no outstanding material royalties, fees or other payments payable under any Contract by the Company or any Company Subsidiary to any third party by reason of the ownership, use, license, sale or disposition of any of the Company Intellectual Property Rights.

(f)      The Company and the Company Subsidiaries have taken reasonable steps to protect the material Company Intellectual Property Rights.  All registrations which are owned by the Company or any Company Subsidiary for material Company Intellectual Property Rights are in force and, to the Knowledge of the Company, valid (with all related filing fees due as of the date of this Agreement having been duly paid).  There are no known ongoing interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings involving any of the Company Intellectual Property Rights, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar Governmental Entity.  To the Knowledge of the Company, there are no published patents, patent applications, articles, prior art references or other facts or circumstances that could reasonably be expected to render invalid or enforceable of any of the Company Intellectual Property Rights.  With respect to each patent application set forth on Section 3.17(b) of the Company Disclosure Letter (i) neither the Company nor any Company Subsidiary has made any intentional misrepresentation or misstatement or intentionally failed to disclose material information during the prosecution of such patent application, and (ii) such patent application was filed in accordance with applicable Law.

(g)     To the Knowledge of the Company, each person who has or has had any rights in or to the Company Intellectual Property Rights, including, each inventor named on the patents and patent applications listed in Section 3.17(b) of the Company Disclosure Letter, has either (i) executed an agreement assigning such person's entire right, title and interest in and to such Company Intellectual Property Rights, and the inventions embodied, described or claimed therein, to the Company or a Company Subsidiary or (ii) executed an agreement with the Company or a Company Subsidiary obligating such person to assign the entire right, title and interest in and to such Company Intellectual Property Rights, and inventions embodied, described or claimed therein, to the Company or such Company Subsidiary, and, to the Knowledge of the Company, no such person has any contractual or other obligation that would preclude or conflict with any such assignment or otherwise conflict with the obligations of such person to the Company or such Company Subsidiary under such agreement with the Company or such Company Subsidiary.

(h)     Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, all Company Intellectual Property Rights delivered by the Company or any Company Subsidiary in performance of a Company Government Contract or Company Government Subcontract, other than third party software, have included the proper restrictive legends, such as "Restricted Rights," "Government Purpose Rights," "Limited Rights" or "Special Purpose Rights," within the meaning of the United States Federal Acquisition Regulations.

(i)      There has been no disclosure of any material proprietary confidential information of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice and pursuant to Contracts requiring such third party to keep such proprietary confidential information confidential for a reasonable period of time.

(j)      To the Knowledge of the Company, immediately following the Closing, all material software systems and applications used by the Company or any Company Subsidiary in the operation of their businesses that are Company Intellectual Property Rights or are licensed pursuant to Company License Agreements will be available for use by the Company or such Company Subsidiary on substantially the same terms and conditions under which the Company or such Company Subsidiary used such software systems and applications immediately prior to the Closing.

(k)    As used in this Agreement:

(i)   "Intellectual Property Rights" means all of the following: (i) patents, patent rights, patent applications and patent disclosures (collectively, "Patents"), (ii) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing (collectively, "Trademarks"), (iii) copyrights and copyrightable works (collectively, "Copyrights"), (iv) computer software (including source code, object code, data, databases and documentations), (v) inventions, trade secrets, mask works, confidential information, know-how (whether or not patentable and whether or not reduced to practice) and (vi) other proprietary information and intellectual property.

(ii)   "Company Intellectual Property Rights" means all Intellectual Property Rights owned by the Company or a Company Subsidiary.

SECTION 3.18       Transactions with Related Persons.  Section 3.18 of the Company Disclosure Letter sets forth a true and complete list of all material Contracts entered into since April 1, 2007 and in effect as of the date of this Agreement with Related Persons, true and complete copies of which have been made available to Parent prior to the date of this Agreement.  "Related Persons" shall mean any officer, director or affiliate of the Company or any Company Subsidiary or any person who has a family relationship (as defined in Item 401(d) of Regulation S-K) with any officer, director or affiliate of the Company or any Company Subsidiary.

SECTION 3.19       Insurance.  The Company and each Company Subsidiary has obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, with such deductibles, on such terms and covering such risks and losses, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company and each Company Subsidiary, as the case may be.

SECTION 3.20       Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than as set forth in Section 3.20 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has furnished to Parent a true and complete copy of all agreements between the Company and the parties identified in Section 3.20 of the Company Disclosure Letter relating to the Merger and the other transactions contemplated hereby.

SECTION 3.21       Opinion of Financial Advisors.  The Company has received the opinions of the financial advisors identified in Section 3.21 of the Company Disclosure Letter, in customary form, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, signed copies of which will be delivered for informational purposes to Parent promptly after the execution of this Agreement.

SECTION 3.22     Customers or Suppliers.  Since March 31, 2007, (a) no material customer or supplier of the Company or any operating segment has canceled or otherwise terminated its relationship with the Company or any Company Subsidiary, (b) to the Knowledge of the Company, no material customer or supplier of the Company or any operating segment has provided written notice to the Company or any Company Subsidiary of its intent to terminate its relationship with the Company or any Company Subsidiary or to cancel any material Company Contract, and (c) the Company has no reason to believe that any material customer or supplier of the Company or any operating segment will otherwise seek to preclude the Company or any Company Subsidiary from participation in awards for new Contracts.

SECTION 3.23     No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Sub in connection with the transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub, jointly and severally, represent and warrant to the Company that:

SECTION 4.01     Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to conduct its businesses as presently conducted.

SECTION 4.02       Sub.  (a)  Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

SECTION 4.03     Authority; Execution and Delivery; Enforceability.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, except that Parent, as sole stockholder of Sub, has not adopted this Agreement, but will act promptly to do so immediately following the execution of this Agreement.  Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming the legal, valid and binding obligations of the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

SECTION 4.04     No Conflicts; Consents.  (a)  The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings or notifications under (A) the HSR Act and other applicable U.S. and non-U.S. competition Laws, (B) Exon-Florio, and (C) the NISPOM, (ii) approval of the Defense Security Service of a plan to enter into an agreement to mitigate FOCI, (iii) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such filings as may be required in connection with the taxes described in Section 6.11, (vi) such other items that may be required solely by reason of the participation of the Company (as opposed to any other third party) in the transactions contemplated hereby and (vii) such other Consents, registrations, declarations, filings, notices or permits the failure of which to be obtained or made, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05     Information Supplied.  None of the information supplied or to be supplied by Parent or Sub regarding Parent or Sub for (i) inclusion or incorporation by reference in the Proxy Statement or (ii) for purposes of Section 6.04 hereof, will, at the date the Proxy Statement is first mailed to the Company's stockholders or such other information submitted to the relevant Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.06     Brokers.  No broker, investment banker, financial advisor or other person, other than those identified on Schedule 4.06 hereto, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

SECTION 4.07     Litigation.There is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against any of Parent or Sub or any of their respective properties or assets at law or in equity, and there are no Judgments before any arbitrator or Governmental Entity, in each case, as have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.08     Availability of Funds.  Parent's and Sub's obligations hereunder are not subject to any conditions regarding Parent's, Sub's or any other person's ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement.  Sub has received and furnished to the Company a true and correct copy of a commitment letter pursuant to which Parent has received a commitment from financial institutions recognized in the European market to make available funds to Parent for the purpose of consummating the Merger (the "Commitment Letter").  As of the date hereof, the Commitment Letter has not been withdrawn and is in full force and effect and there is no breach or default existing (or which with notice or lapse of time or otherwise may exist) thereunder.  There are no other agreements, side letters or arrangements relating to the Commitment Letter that would reasonably be expected to adversely affect the availability of funds covered thereby, and, subject to the conditions contained in Sections 7.01 and 7.02, neither Parent nor Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letter.  The aggregate proceeds of the financing contemplated by the Commitment Letter or any alternative financing arrangement contemplated by Parent, together with cash on hand, are sufficient to pay all costs and expenses incurred by Parent and Sub in connection with this Agreement and the transactions contemplated by this Agreement, including (x) any obligations in connection with the Appraisal Shares and any other payments or obligations of Parent and Sub pursuant to this Agreement, (y) the aggregate sum of all Option Cash Payments, RSU Payments and Restricted Stock Payments and (z) the aggregate amount necessary to pay the Merger Consideration to the stockholders of the Company.

SECTION 4.09     No Vote Required.  No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or by-laws of Parent, the DGCL, or any Governmental Entity.

SECTION 4.10     No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Parent nor Sub nor any other person on behalf of Parent or Sub makes any express or implied representation or warranty with respect to Parent of Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01     Conduct of Business.  (a)  Conduct of Business by the Company.  Except (i) as required by Law, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) contemplated by this Agreement or (iv) as set forth in Section 5.01 of the Company Disclosure Letter, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, Governmental Entities and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.  In addition, and without limiting the generality of the foregoing, except (i) as required by Law, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) expressly permitted pursuant to this Agreement or (iv) as set forth in Section 5.01 of the Company Disclosure Letter, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i)    (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than regular quarterly cash dividends not to exceed $0.03 per share with declaration, record and payment dates no earlier than such dates for the comparable quarterly period in the fiscal year ended March 31, 2008 and dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) effect any reorganization or recapitalizations or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire (1) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (2) any Company Stock Options and any warrants, calls or options or other securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for, or other rights to acquire, shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (3) any Company Stock-Based Awards or other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, Company Capital Stock;

(ii)    issue, deliver, sell or grant, pledge or otherwise encumber or subject to any Lien, (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary or (C) any Company Stock Based Awards, warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock, other than (1) the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement and (2) the issuance of Company Common Stock pursuant to the vesting of RSUs outstanding on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement;

(iii)    amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv)    acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v)     except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan is not then out of compliance with applicable Law (including Section 409A of the Code) or to comply with any Contract or Company Benefit Plan entered into prior to the date hereof (complete and accurate copies of which have been heretofore delivered to Parent) and in accordance with their respective terms in effect as of the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any Company Benefit Plan (or any grants or awards thereunder) or (2) any other agreement, plan or policy involving the Company or any Company Subsidiary and one or more of their respective current or former directors, officers, employees or consultants, (B) materially increase, in the aggregate, in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever (including making discretionary grants or awards under any Company Benefit Plan) that is material in the aggregate, to current or former directors, officers, employees or consultants, except for any planned salary increases and payment of bonuses as described in Section 5.01(a)(v) of the Company Disclosure Letter, (C) grant or pay any severance or termination pay, which is material in the aggregate, to current or former directors, officers, employees or consultants of the Company or any Company Subsidiary, except as described in Section 5.01(a)(v) of the Company Disclosure Letter, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan that is not required to be funded by applicable Law, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan (to the extent applicable), or change the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined;

(vi)    make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii)    sell, lease (except as Sub lessor), license or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any assets, except (i) in the ordinary course of business, consistent with past practice and (ii) those with a value not exceeding $10 million;

(viii)   (A) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than any wholly-owned Subsidiary of the Company), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person (other than any wholly-owned Subsidiary of the Company), enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings under the Company's revolving credit facility, in each case incurred in the ordinary course of business consistent with past practice in an amount not to exceed $125 million, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix)     make or agree to make any capital expenditure or expenditures that would result in the total capital expenditures in any fiscal quarter exceeding $30 million;

(x)     (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xi)    waive the benefits of, or agree to modify in any material manner, any material confidentiality agreement or any standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xii)     enter into a Contract or make a Bid that if accepted would lead to a Contract, which if entered into, would be a Material Company Contract, a Contract with a Related Party, a Company Government Contract or Company Government Subcontract under which the Company or a Company Subsidiary would or would be expected to incur a loss or amend, revise, renew or terminate any Material Company Contract, any Contract with a Related Party, any Company Government Contract or Company Government Subcontract under which the Company or a Company Subsidiary is incurring or is expected to incur a loss or that are related to facts, claims or disputes of the type described in Section 3.15(f); or

(xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b)    Other Actions.  The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality or Company Material Adverse Effect becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII, not being satisfied.

(c)    Advice of Changes.  The Company shall promptly advise Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.02     No Solicitation.  (a)  From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative (collectively, "Representatives") of, the Company or any Company Subsidiary to, and shall direct all Representatives of the Company or any Company Subsidiary not to, directly or indirectly (i) solicit, purposefully facilitate, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal (other than a confidentiality agreement in accordance with this Section 5.02) or resolve, agree or propose to take any such actions, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to purposely facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.  The Company shall, shall cause each Company Subsidiary to, and shall direct each Representative of the Company or any Company Subsidiary to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished to such person or its Representatives and terminate access by each such person to any online or other data rooms containing any information in respect of the Company or any Company Subsidiary.  Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, the Company and the Representatives of the Company may, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and the Company's financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, and which Company Takeover Proposal was not solicited by the Company, any Company Subsidiary or any of their respective Representatives and did not otherwise result from a breach of this Section 5.02, and subject to compliance with Section 5.02, (x) furnish information with respect to the Company and any Company Subsidiary to the person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive as a whole of such person than the Confidentiality Agreement (provided that such confidentiality agreement and any related agreement shall not contain any provision calling for a right to negotiate exclusively with the person making such Company Takeover Proposal or having the effect of prohibiting the Company from satisfying any of its obligations under this Agreement), provided, that all information provided to a third party under this Section 5.02 is provided or made available on a substantially concurrent basis to Parent and Sub if such information has not previously been provided to Parent or Sub, and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.02 by any Representative of the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(a) by the Company.  Neither the Company nor the Company Board shall approve, or take any action to render Section 203 of the DGCL or any similar takeover statute inapplicable to, any Company Takeover Proposal other than in connection with entering into a definitive agreement with respect to a Company Superior Proposal to the extent permitted under Section 5.02(b).

(b) Neither the Company Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Company Takeover Proposal, (B) withdraw (or modify in a manner adverse to Parent or Sub) the Company Recommendation, the approval of this Agreement, the Merger or any of the other transactions contemplated hereby, (C) recommend that the stockholders of the Company reject this Agreement, the Merger or any of the other transactions contemplated hereby or (D) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.02(b) (i) being referred to herein as an "Adverse Recommendation Change"), (ii) adopt or approve any Company Takeover Proposal or resolve, agree or propose to adopt or approve any Company Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)), or resolve, agree or propose to take any such actions.  Notwithstanding anything herein to the contrary, at any time prior to the receipt of the Stockholder Approval, the Company Board may (i) if the Company Board determines in good faith (after consultation with outside counsel and the Company's financial advisor) that the failure to do so would be inconsistent with the directors' exercise of their fiduciary duties to the stockholders of the Company under applicable Law, make an Adverse Recommendation Change or (ii) solely in response to a Superior Proposal which was not solicited by the Company, any Company Subsidiary or Affiliate, or any of their respective Representatives and did not otherwise result from a breach of this Section 5.02, make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to Section 8.01(f) in order to cause the Company to enter into a binding Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (A) no such termination of this Agreement by the Company may be made, in each case until after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Company Board intends to terminate this Agreement pursuant to Section 8.01(f) and specifying, in the case of clause (i), reasonable details regarding the cause for and nature of the Adverse Recommendation Change and, in the case of clause (ii), the terms and conditions of (including in such notice a copy of the proposed agreement setting forth such terms and conditions), and the identity of any Person making, the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new five business day period); provided, however, that it is understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change, (B) the Company shall, and shall cause its financial and legal advisors to, during such five business day period described above, negotiate with Parent and Sub in good faith, to the extent Parent and Sub desire to negotiate, to make such changes in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute a Company Superior Proposal or that the cause for such Adverse Recommendation Change ceases to exist, and (C) the Company shall not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless the Company shall have complied with all applicable requirements of Section 6.09(b) (including the payment of the Termination Fee prior to or simultaneously with such termination). In determining whether to make an Adverse Recommendation Change or to terminate this Agreement as described in this Section

5.02(b), the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise.

(c) The Company shall promptly (but in no case later than 48 hours after receipt) advise Parent orally and in writing of the receipt of any Company Takeover Proposal and of the price and other material terms and conditions of any such Company Takeover Proposal (including the identity of the Person making such Company Takeover Proposal) and of any changes or supplements thereto.  The Company (i) promptly (but in no case later than 48 hours thereafter) shall advise Parent orally and in writing of the commencement of any discussions with any third party or its representatives regarding a Company Takeover Proposal by such third party and (ii) will keep Parent reasonably informed on a reasonably current basis of any material related developments, discussions, and negotiations and shall provide to Parent promptly (but in no case later than 48 hours) after receipt or delivery thereof all material terms of such Company Takeover Proposal (including any amendments or supplements thereto and other information provided in writing to the Company by the party making such Company Takeover Proposal).

(d) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) complying with Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with the directors' exercise of their fiduciary duties or any other obligation of the directors or the Company under applicable Law; provided, that any such compliance or disclosure (other than a "stop, look and listen" letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company publicly reaffirms its recommendation in favor of the adoption of this Agreement within two (2) business days after a request by Parent to do so.

(e) For purposes of this Agreement:

"Company Takeover Proposal" means any proposal or offer (i) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) to acquire in any manner (including by tender offer or otherwise), directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Merger.

"Company Superior Proposal" means any bona fide written offer by a third party that (i) if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that the Company Board determines in its good faith judgment (after consultation with the Company's financial advisor and after considering such factors as the Company Board considers to be appropriate, including the legal, financial, timing, regulatory and other aspects of the proposal), if consummated, would result in a transaction that is more favorable to the Company's stockholders than the Merger, taking into account, among other things, any changes to the terms of this Agreement offered by Parent in response to such Company Superior Proposal or otherwise, and (iii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01     Preparation of Proxy Statement.

(a)    As soon as reasonably practicable after the date of this Agreement, the Company shall file with the SEC the Proxy Statement and cause the Proxy Statement to be disseminated to the holders of the Company Common Stock, as and to the extent required by applicable federal securities Laws.  Subject to Section 5.02(b), the Proxy Statement will contain the Company Recommendation.

(b)     Parent and Sub will provide for inclusion or incorporation by reference in the Proxy Statement all information relating to Parent or its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  Parent and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, and the Company shall consult with Parent and reasonably consider any such comments, before it is filed with the SEC.  In addition, the Company will provide Parent and its counsel any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and Parent and its counsel shall be given reasonable opportunity to review and comment on any proposed response to the SEC comments by the Company (either by way of modification to the Proxy Statement or otherwise), and the Company shall consult with Parent and reasonably consider any such comments of Parent.

(c)     Each of the Company, Parent and Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading, and (iii) use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy

Statement as promptly as practicable.  The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

SECTION 6.02       Stockholders Meeting.

Subject to Section 5.02, the Company shall, as soon as practicable after the date of this Agreement, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of the Company's stockholders for the purpose of voting upon the adoption and approval of this Agreement (the "Special Meeting").  At such Special Meeting, and except to the extent permitted by Section 5.02, the Company shall make the Company Recommendation.  Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall submit this Agreement to its stockholder at its Special Meeting even if its Board of Directors shall have effected an Adverse Recommendation Change.

Parent shall vote, or cause to be voted, all of the shares of Company Common Stock then owned by it, Sub or any of its other Subsidiaries and Affiliates (other than any shares of Company Common Stock that may be owned, for investment purposes only, by a pension or other plan for the benefit of the employees of Parent, its ultimate parent company, or their respective Affiliates) in favor of the approval of the Merger and the adoption of this Agreement.

SECTION 6.03     Access to Information; Confidentiality; Cooperation.

(a)    From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors, financing sources and other representatives, reasonable access during normal business hours and upon reasonable prior notice from Parent during the period prior to the Effective Time to their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each material report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of supranational, national, federal, state, local or municipal (whether domestic or foreign) Law and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.  All information exchanged pursuant to this Section 6.03 shall be subject to the Mutual Non-Disclosure Agreement dated as of January 30, 2008 between the Company and Parent (the "Confidentiality Agreement").  The Company shall use its reasonable best efforts to facilitate access to the Company's customers, partners and prime contractors of Material Contracts to which the Company or a Company Subsidiary is a subcontractor, including without limitation joint venture and teaming partners, by Parent and Parent's officers, employees, accountants, counsel, financial advisors, financing sources and other representatives, either together with the Company or otherwise with the Company's prior written consent, during normal business hours prior to the Effective Time for the purpose of discussions and information requests.  Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause the Company Subsidiaries to provide access to, any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement of the Company or any Company Subsidiary with any third-party including for these purposes considerations regarding the terms reasonably expected to be included in a Special Security Agreement or other agreement to mitigate FOCI), (ii) constitute a waiver of the attorney-client or other privilege held by the Company or any Company Subsidiary, (iii) otherwise violate any applicable Laws, or (iv) which would result in a competitor of the Company or any Company Subsidiary receiving material information which is competitively sensitive.  Parent and the Company shall cooperate and consult with each other to develop announcement materials and undertake discussions with customers, partners and prime contractors of Material Contracts to which the Company or a Company Subsidiary is a subcontractor, and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party, in each case, in a manner that would not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries.

(b)    Parent shall use its reasonable efforts to (i) arrange and implement the Financing on the terms and conditions described in the Commitment Letter (together, the "Financing Commitments"), (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments (or on revised terms no less favorable in any material respect to Parent (as determined in the reasonable judgment of Parent)), which agreements shall be in effect as promptly as practicable after the date hereof in no event later than the Closing, and (iii) consummate the financing under the Commitment Letter no later than the Closing.  In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall promptly notify the Company in writing and (B) Parent and Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse in any material respect (the "Alternative Financing Commitments"), as promptly as reasonably practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section being referred to as the "Financing Agreements").  Parent and Sub shall, and shall cause their affiliates and Representatives to, use their reasonable efforts to comply with the terms, and satisfy on a timely basis the conditions that are within their control of the Financing Commitments, any Alternative Financing Commitments, the Financing Agreements and any related fee and engagement letters, except for any failure to so comply or satisfy that would not materially adversely affect Parent's or Sub's ability to perform its obligations upon Closing of the Merger.  Parent shall (x) furnish complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments, any Alternative Financing Commitment or the Financing Arrangements of which Parent or Sub becomes aware or any termination thereof and (z) otherwise keep the Company informed on a reasonably current basis, at all times during the period between the date hereof and the Closing, of any material developments regarding its efforts to arrange the Financing (or any replacement thereof).  From the date hereof until the earlier of the Effective Time, the date on which this Agreement is terminated in accordance with its terms, or the date on which the Board shall have made an Adverse Recommendation Change, the Company shall provide to Parent and Sub, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and Representatives of the Company and the Company Subsidiaries to, provide to Parent and Sub and any affiliate of Parent designated by Parent all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the financing to be provided under the Commitment Letter and any equity, debt or other securities issuance or loan to refinance or to replace all or any part of such financing (together, the "Financing"), including the following: (i) causing the Company's senior officers and using its reasonable best efforts to cause its other Representatives to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda (including the delivery of customary representation letters) and similar documents reasonably required in connection with the Financing; (iii) assist with the preparation of, and executing, any pledge and security documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents on terms reasonably satisfactory to Parent, or other certificates, legal opinions or documents as may be reasonably requested by financing sources and reasonable and customary for receiving equivalent financing, to become effective only on or after the Effective Time; (iv) facilitate or execute the pledging of collateral; (v) using reasonable best efforts to furnish on a confidential basis to Parent and Sub and their financing sources, as promptly as practicable, with financial and other pertinent information regarding the Company and in the Company's possession or control as may be reasonably requested by financing sources, including all financial statements and other financial data as may be reasonably required and customary in receiving equivalent financing; (vi) providing monthly financial statements to the extent the Company customarily prepares such financial statements within the time such statements are customarily prepared; and (vii) using reasonable best efforts to cause its independent accountants to cooperate with and assist Parent in preparing customary and appropriate information packages and offering materials as the parties to the Financing may reasonably request for use in connection with the offering and/or syndication of equity securities, debt securities, loan participations and other matters relating to the Financing; provided that nothing in this Agreement shall require senior officers and other Representatives of the Company to participate in meetings, presentations, road shows, due diligence sessions in a manner that would unreasonably interfere with the conduct of the Company's or such Representatives' business; provided further that notwithstanding anything in this Agreement to the contrary, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or put in effect any collateral, encumbrance, pledge or similar arrangement with respect to any of the Company's or the Company Subsidiaries' assets.  Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by the Company or its subsidiaries at the request of Parent in connection with such cooperation provided by the Company, the Company Subsidiaries, their respective officers, employees and other Representatives pursuant to the terms of this Section 6.03(b) or in connection with compliance with its obligations under this Section 6.03(b) and Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective officers, employees and Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than arising from information provided in writing by the Company or any Company Subsidiary specifically for use in connection with the Financing or its subsidiaries), except in the event such liabilities or losses arose out of or result from the wilful misconduct or gross negligence of the Company, any of its subsidiaries or any of their respective Representatives.  The Company hereby consents to the use of its and its subsidiaries' logos in connection with the Financing.  Notwithstanding anything to the contrary contained herein, in no event shall the Company or any Company Subsidiary be required to incur, guarantee or otherwise become an obligor on any indebtedness, grant any lien or pledge any assets, or otherwise enter into any agreement or action as part of the Financing that would be or otherwise cause a Default under any of the Indentures governing the Notes.

SECTION 6.04     Reasonable Best Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)    In connection with and without limiting the foregoing,

(i)   as soon as practicable, Parent and the Company shall jointly submit to the Committee on Foreign Investment in the United States ("CFIUS") a draft voluntary notice of the Merger pursuant to Exon-Florio and, within approximately five (5) business days thereafter, a final Exon-Florio notice.  Parent and the Company shall each, to their fullest ability, provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process.  Parent and the Company, in cooperation with each other, shall each take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable.  In addition, as soon as practicable, Parent and the Company shall prepare and submit to the Defense Security Service ("DSS") of the United States Department of Defense ("DoD") and, to the extent applicable, any other agency of the United States Government, notification of the Merger pursuant to the NISPOM and any other applicable national or industrial security regulations, and fully cooperate in requesting from DSS approval to operate the business of the Company pursuant to a proposed FOCI mitigation plan in accordance with the NISPOM.  Subject to Section 6.04(b)(ii) herein, Parent and the Company shall enter into a Special Security Agreement ("SSA") with DoD in accordance with the

NISPOM and, where necessary to perform contracts requiring access to Navy Nuclear Propulsion Information or proscribed classified information as defined in the NISPOM, a Proxy Agreement  in accordance with the NISPOM.  With the exception of an SSA covering the Company or a Proxy Agreement that does not result in a Proxy Threshold Event, neither Parent nor the Company shall be required to agree to any other structural or conduct remedy pursuant to this paragraph which would have a material adverse effect on the business of Parent and/or the Company Subsidiaries taken as a whole after giving effect to the Merger;

(ii)    Notwithstanding any other provision herein, should a Proxy Threshold Event occur in which the Company and/or the Company Subsidiaries be required to place under a Proxy Agreement operations of the Company and/or the Company Subsidiaries that account for a percentage equal to 35.0% or more but less than 40.0% of the Company’s total revenue during the immediately preceding fiscal year, prior to exercising its termination rights under Section 8.01(g) herein, Parent shall consult with the Chief Executive Officer of the Company for a 30-day period (provided that in no event shall such period extend beyond the Outside Date) regarding the potential for Parent to waive its termination right under Section 8.01(g), and such consultation shall take into account the extent to which the inclusion of any business operations under the Proxy Agreement would not impact the expected synergies of the combined company;

(iii)    each party shall take promptly all reasonable actions necessary to make all notifications and filings required for the transactions contemplated hereby under applicable competition Laws (including the HSR Act), and submitting responses to all requests for further information from the applicable Governmental Entities that are responsible for applying merger control or antitrust legislation (the "Competition Authorities"), in each case, in substantial compliance with the requirements of the applicable competition Law, and shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under applicable competition Law or requested by any Competition Authorities.  Each party shall use its reasonable best efforts to obtain promptly any clearance required under the HSR Act or other applicable competition Laws for the consummation of the Merger and the transactions contemplated hereby.  Without limiting the foregoing, Parent and the Company shall each use its respective best efforts to avoid or eliminate each and every impediment under the HSR Act or other applicable competition Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the consummation of the Merger to occur on or prior to the date specified in Section 8.01(b)(i); provided, however, that Parent shall not be required to enter into any structural or conduct remedy which would have a material adverse effect on the business of Parent and its Subsidiaries, including the Surviving Corporation;

(iv)    the Company and the Company Board shall (A) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any transactions contemplated hereby or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by the this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby, and

(v)    the Company shall cooperate with Parent in the preparation of all notifications and filings required to be filed by Parent with any Governmental Entities within 30 days after the Closing Date in connection with the transactions contemplated hereby, and in submitting responses to all requests for further information from the applicable Governmental Entities, including without limitation providing to Parent all information reasonably requested by Parent for the purpose of preparing all such notifications and filings.

(c)     Each of the Company, on the one hand, and Parent and Sub, on the other hand, shall, with regard to the review and/or defense of the transactions contemplated hereby, (i) promptly inform and provide the other a copy of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, other Competition Authorities, CFIUS or any other Governmental Entity or private litigant; and (ii) permit the other party reasonable time and notice to (x) review and comment in advance on any material communication to be made or delivered to any such Governmental Entity or private litigant, including any proposed understanding, undertakings, or agreements, (y) consult with the other party in advance of any meeting or conference with any such Governmental Entity or private litigant, and (z) attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private litigant).

(d)     The Company shall deliver to Parent at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to Parent and in compliance with the Code and Treasury regulations, certifying such facts as to establish that the sale of Company Common Stock is exempt from withholding under Section 1445 of the Code.

(e)     Parent agrees that the Company will be operated as a stand-alone subsidiary of Parent's group in accordance with the NISPOM following the Merger with the objective of continuity of management and operations.  Parent plans to grow the business of the Company as part of the Parent group, as well as the overall business of Parent group, in the United States and expects to work with management and the board of directors of the Company following the Merger to promote and further such goals of growth.  Parent currently plans to continue operating the businesses of the Surviving Corporation after the Merger substantially as they exist prior to the Merger, except as may otherwise be required in connection with any governmental regulatory approval or by Law.

SECTION 6.05     Stock Options; Restricted Stock; RSUs.  (a)  As of the Effective Time, each unexercised Company Stock Option outstanding immediately prior to the Effective Time (whether or not then vested) shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration per share of Company Common Stock over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, which amount shall be paid immediately following the Effective Time, without interest.

(b)     As of the Effective Time, each share of Company Restricted Stock outstanding immediately prior to the Effective Time shall become at the Effective Time fully vested and free of restrictions on transfer and the holder thereof shall be entitled to receive the Merger Consideration subject to the terms and conditions of Article II hereof.

(c)     As of the Effective Time, each RSU outstanding immediately prior to the Effective Time shall be converted at the Effective Time (whether or not then vested) into the right to receive, for each share of the Company's Common Stock that would be issuable upon the vesting of such RSU, a cash payment equal to the per share Merger Consideration, which amount shall be paid immediately following the Effective Time, without interest.

(d)     The Company shall use its reasonable best efforts to take all actions necessary to implement the foregoing provision of this Section 6.05.

(e)     All amounts payable pursuant to Sections 6.05(a) through (c) shall be subject to any required withholding taxes or proof of eligibility of exemption therefrom.

SECTION 6.06     Company Debt Instruments.  (a)  The Company shall provide, or shall cause to be provided, in accordance with the applicable provisions of each of the indentures relating to (i) the $345 million aggregate principal amount of 2% Convertible Senior Notes due 2026 (the "Convertible Notes"), (ii) the $550 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2013, (iii) the $350 million aggregate principal amount of 6 5/8% Senior Notes due 2016 and (iv) the $250 million aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2018 (such Convertible Notes and other Notes, collectively, the "Notes" and such indentures, collectively, the "Indentures"), to the trustee under each such Indenture and to each Holder (as defined in each respective Indenture), any notices required by the Indentures by virtue of a Fundamental Change or Change of Control (each as defined in each Indenture).

(b)    Prior to the Effective Time, the Company shall be obligated to take all such further actions, including the delivery of any officers' certificates and opinions of counsel required by the Indentures, as may be necessary to comply with all of the terms and conditions of the Indentures.

SECTION 6.07 Employee Matters.

(a)     All employees of the Company and the Company Subsidiaries as of immediately prior to the Effective Time shall be employed by the Surviving Corporation or its

Subsidiaries as of the Effective Time (the "Continuing Employees").  Parent shall, or shall cause the Surviving Corporation to, provide, for the period commencing on the Effective Time through and including December 31, 2009, the Continuing Employees with compensation  and employee benefits that, in the aggregate, are substantially comparable to the compensation (including base salary, annual cash-based incentive compensation opportunities and the value of equity-based incentive compensation) and employee benefits (disregarding any severance benefits provided under any executive employment agreement) provided to such individuals by the Company and its Subsidiaries immediately prior to the Effective Time.  Parent agrees that the Surviving Corporation shall cause the Surviving Corporation’s employee benefit plans established following the Closing Date and any other employee benefit plans covering the Continuing Employees following the Effective Time, but excluding any incentive compensation plans of the Parent (the included plans being, collectively, the "Post-Closing Plans"), to recognize the service of each Continuing Employee (including service recognized by the Company) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes) under the Post-Closing Plans, solely to the extent that such Post-Closing Plans are made available to the Continuing Employees.  For the calendar year including the Effective Time, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the "Post-Closing Welfare Plans") to the extent of amounts previously credited for such purposes under the Company Plans that provide medical, dental and other welfare benefits (the "Company Welfare Plans").  Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement of show evidence of good health was already in effect with respect to such employees and that have not been satisfied under the applicable Company Welfare Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(b)     Without limiting the generality of the foregoing, as of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all employment, change in control, severance and other compensation plans, agreements and arrangements existing immediately prior to the execution of this Agreement which are between the Company or any Subsidiary and any director, officer or employee thereof or maintained by the Company or any Subsidiary and, including, without limitation, those set forth in Section 6.07(b)of the Company Disclosure Letter (each a "Company Agreement"); provided, that nothing herein shall prevent the Surviving Corporation from amending any such Company Agreement in accordance with its terms, including such amendments as may be necessary to avoid the imposition of a tax under Section 409A of the Code.  Parent and the Company hereby agree that the occurrence of the Closing shall constitute a "Change in Control" for purposes of any Company Agreement and all Company Benefit Plans and related trusts set forth in Section 6.07(b) of the Company Disclosure Letter. Parent and the Company further agree that the occurrence of the Closing shall constitute Good Reason (as defined therein) with respect to the four employment agreements identified in Section 6.07(b) of the Company Disclosure Letter (each a "Specified Agreement").  At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay to the Continuing Employees who are parties to the

Specified Agreements the amounts provided under Section 5.3(b)(ii)(B) of the respective Specified Agreements.

(c)     Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of the Surviving Corporation to terminate, any Continuing Employee following the Effective Time or (ii) subject to the limitations and requirements specifically set forth in this Section 6.07, require the Surviving Corporation to continue any Parent Plan or Company Benefit Plan or prevent the amendment, modification or termination thereof in each case in accordance with the terms of such Parent Plan or Company Benefit Plan after the Effective Time.  Notwithstanding anything in this Agreement to the contrary, (x) nothing in this Agreement shall be construed as an amendment of any employee benefit plan or policy of the Parent or its affiliates, and (y) except to the extent provided in Section 6.07(h), no provision of this Section 6.07 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of the Company in respect of continued employment (or resumed employment) or any other matter.

(d)    Parent acknowledges that the Company shall be entitled to pay the annual cash bonuses earned by employees of the Company and its Subsidiaries in respect of the Company's fiscal year ended March 31, 2008, in the ordinary course (with the amounts of such bonuses being determined in a manner consistent with past practices) and at the time that such bonuses would ordinarily be paid.  The Surviving Corporation shall pay annual cash bonuses under a substantially equivalent annual incentive plan established for the Company's fiscal year commencing on April 1, 2008 in such amounts as it shall reasonably determine based on the financial results of the Company during such fiscal year and other applicable performance criteria.  If Parent and the Surviving Corporation operate on a calendar fiscal year and determine to pay bonuses based on a fiscal year ending December 31, 2008, bonus amounts shall be pro rated for the shortened year and the subsequent annual bonus period shall commence January 1, 2009.

(e)     The Company shall pay or provide cash retention bonus payments to the Continuing Employees in such amounts and upon such terms and conditions as are set forth in Section 6.07(e) of the Company Disclosure Letter.

(f)     At the Effective Time, Parent shall, or shall cause the Company to, provide an incentive compensation program for management of the Surviving Corporation (the "Management Incentive Program") in order to provide participants with incentive compensation that is intended to replace and provide economic value that is substantially comparable on an overall basis to that provided by the equity-based incentive compensation plans of the Company (it being recognized that stock options will not be a component of the Management Incentive Program).

(g)     The Parties agree that the Company shall enter into a new employment agreement with the current Chairman and Chief Executive Officer of the Company (the "CEO"), effective on the Closing Date, providing for (i) base salary and bonus opportunities that are no less favorable than the base salary and bonus opportunities currently in effect for the CEO under his Company Agreement, as listed in Section 6.07(g) of the Company Disclosure Letter (the "CEO Agreement"), and (ii) such other terms and conditions that are substantially comparable on an overall basis (taking into account the full term of the agreement) to the other terms and conditions currently in effect for the CEO under the CEO Agreement.  Parent agrees that following the Effective Time it will cause the Surviving Corporation to enter into agreements or arrangements with the officers of the Company set forth in Section 6.07(g) of the Company Disclosure Letter (the "Other Executives") providing for (x) base salary and bonus opportunities that are no less favorable than the base salary and bonus opportunities currently in effect for the Other Executives under their respective Company Agreements as listed in Section 6.07(g) of the Company Disclosure Letter (collectively, the "Executive Agreements") and (y) such other terms and conditions that are substantially comparable on an overall basis (taking into account the full term of the agreement) to the other terms and conditions currently in effect for such Other Executives under their respective Executive Agreements.  Notwithstanding any other provisions in this Section 6.07(g), severance and other customary terms shall be negotiated.

(h)    The last two sentences of Section 6.07(b) and the provisions of Section 6.07(g) are intended for the benefit of the individuals set forth in Section 6.07(h) of the Company Disclosure Letter, all of whom shall be third party beneficiaries of such provisions.

SECTION 6.08     Indemnification.  (a)  Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to keep in effect all of the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company or its Subsidiaries for acts or omissions by such directors or officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, the organizational documents of any Company Subsidiaries, individual indemnity agreements, by Law or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws, Law and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b)    Without limiting the provisions of Section 6.08(a), during the period beginning on the Effective Time and ending on the sixth anniversary of the date on which the Effective Time occurs, to the fullest extent that the Company would be permitted by applicable Law, the Surviving Corporation will: (i) indemnify and hold harmless each of the current and former directors or officers of the Company and its Subsidiaries against and from any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Merger, the Merger

Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any such director or officer upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation's prior written consent and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable directors and/or officers) for all such directors and/or officers in any jurisdiction with respect to any single such claim unless the use of one counsel for such director or officer would present such counsel with a conflict of interest that would make such joint representation inappropriate for which indemnification may be sought under this Section 6.08(b).  Notwithstanding anything to the contrary contained in this Section 6.08(b)or elsewhere in this Agreement, the Surviving Corporation shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of the applicable directors or officers covered by the settlement from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)     For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the beneficiaries thereof) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium").  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

(d)     Notwithstanding anything contained in this Agreement to the contrary, this Section 6.08 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the current and former directors and officers of the Company and the Company Subsidiaries and their successors, heirs or representatives.  In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.08.

SECTION 6.09     Fees and Expenses.  (a)  Except as may be otherwise expressly provided for in this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)     In the event that (i) (A) a Company Takeover Proposal has been made to the Company or its stockholders or a Company Takeover Proposal shall have otherwise become publicly known, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Company Takeover Proposal (provided that, solely for purposes of this Section 6.09(b), the number "40" shall be substituted for the number "20" in the definition of Company Takeover Proposal), (ii) this Agreement is terminated by the Company pursuant to Section 8.01(f), or (iii) this Agreement is terminated by Parent pursuant to Section 8.01(c), then the Company shall pay Parent a fee equal to $90,000,000 (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 8.01(f), prior to or simultaneously with such termination, (y) in the case of a termination by Parent pursuant to Section 8.01(c), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 6.09(b)(i)(C), upon the consummation of such Company Takeover Proposal.

(c)    The Company acknowledges that the agreement contained in Section 6.09(b) is an integral part of the transactions contemplated hereby, and that, without this agreement the Company would not have entered into this Agreement, and that the amounts payable pursuant to this Section 6.09 do not constitute a penalty.  Accordingly, if the Company fails promptly to pay any amounts due to Parent pursuant to Section 6.09(b) within the time periods specified in Section 6.09(b), and in order to obtain such payment, Parent commences a claim, suit, proceeding or other action that results in a final, non-appealable Judgment against the Company, the Company shall pay to Parent interest on the amount set forth it is required to pay under this Section 6.09 from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

SECTION 6.10     Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to the rules of any securities exchange or self regulatory authority (including the New York Stock Exchange and the Borsa Italiana).

SECTION 6.11     Transfer Taxes.  Subject to Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) ("Transfer Taxes") incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by either Parent or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes, including supplying in a timely manner any information with respect to such property that is reasonably necessary to complete such tax returns.

SECTION 6.12     Stockholder Litigation.  The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent's consent, which shall not be unreasonably withheld, delayed or conditioned.

SECTION 6.13     Director Resignations.

As soon as reasonably practicable following the Effective Time, each director of the Surviving Corporation shall resign and appoint a successor director in accordance with the requirements of NISPOM.  Such directors shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE VII

Conditions Precedent

SECTION 7.01     Conditions to Each Party's Obligation To Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b)    Governmental Approvals.  (i) Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act and any agreement with any Competition Authority not to consummate the transaction shall have expired or terminated, (ii) any other required consents, authorizations or approvals of other Competition Authorities shall have been obtained, (iii) the period of time for any applicable review process by CFIUS under Exon-Florio shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the Merger or the other transactions contemplated hereby on the basis that they threaten to impair the national security of the United States, and (iv) DSS shall have approved a plan to operate the business pursuant to a FOCI mitigation agreement that is consistent with the criteria in Section 6.04(b)(i); and, to the extent applicable, DoD shall have provided assurances that, in accordance with the NISPOM or any other applicable national or industrial security regulations, the Company and the Company Subsidiaries will be granted authorization for continued access to proscribed or other classified or unclassified controlled information following the Effective Time as may be necessary for the Company and the Company Subsidiaries to continue to perform substantially all of the U.S. Government prime contracts or subcontracts of the Company or the Company Subsidiaries.

(c)    No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or Law or other actions by any Governmental Entity preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.04, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

SECTION 7.02     Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a)    Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.03 shall be true and correct as of the Closing Date as though made on the Closing Date, except (y) to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (z) for decreases and except for increases of not more than 0.05% in the number of the Company outstanding shares of Company Capital Stock, Company Stock Options and Company Stock-Based Awards disclosed in Section 3.03, (ii) the representations and warranties of the Company set forth in Sections 3.13(c) and 3.15(g) (solely with respect to Contracts with the United States government) that are qualified as to materiality or Company Material Adverse Effect or like words shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (iii) the remainder of the representations and warranties of the Company set forth in Article III shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality,” “Company Material Adverse Effect” or like qualifiers set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)    Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)    Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 7.03     Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the following conditions:

(a)    Representations and Warranties.  The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect or like words shall be true and correct and those not so qualified shall be true and correct except for such failures to be true and correct as would not reasonably be expected to have a Parent Material Adverse Effect, in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true as of such earlier date), and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b)    Performance of Obligations of the Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01     Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual written consent of Parent, Sub and the Company;

(b)    by written notice of either Parent or the Company:

(i)    if the Merger is not consummated on or before December 15, 2008 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement in a manner that shall have caused the failure of the consummation of the Merger prior to the Outside Date; provided, however, that if, as of the Outside Date, all conditions to each party’s obligations to effect the Merger set forth in Article VII have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than as set forth in Section 7.01(b)(iii), then the Outside Date shall be extended to January 31, 2009.

(ii)    if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied with its obligations under Section 6.04; or

(iii)     if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Company Stockholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of shares of Company Common Stock.

(c)    by written notice of Parent if an Adverse Recommendation Change shall have occurred.

(d)     by written notice of Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be cured or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);

(e)     by written notice of the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties or covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be cured or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that the Company is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);

(f)      by written notice of the Company only prior to the receipt of the Stockholder Approval, in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided that the Company shall have complied with all provisions of Section 5.02(b) and shall have paid or shall concurrently pay the fees due under Section 6.09(b); or

(g)     by written notice of Parent if a Proxy Threshold Event shall have occurred; provided, that Parent shall have complied with the obligations set forth in the last sentence of Section 6.04(b)(ii), if applicable.

SECTION 8.02     Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.20, Section 4.06, the second sentence of Section 6.03, Section 6.09, Section 6.10, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 8.03     Amendment.  This Agreement may be amended by the parties at any time; provided, however, that (i) after the Company Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, and (ii) no amendment shall be made to this Agreement after the Effective Time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04     Extension; Waiver.  At any time prior to the Effective Time, subject to applicable Law, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement.  Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Notwithstanding the foregoing, the failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

SECTION 8.05       Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

General Provisions

SECTION 9.01     Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02       Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Sub, to

Finmeccanica - Societá per azioni
Piazza Monte Grappa, 4
00195 Rome
Italy
Facsimile: + 39-06-326-57-252
Attention: Mauro Gigante, Esq., Senior Vice President, Legal and Corporate Affairs and General Counsel
E-mail: mauro.gigante@finmeccanica.com

with a copy to:

Arnold & Porter LLP
555 12th Street, NW
Washington, DC 20004
Facsimile: (202) 942-5999
Attention: Jeffrey H. Smith, Esq.
E-mail: jeffrey.smith@aporter.com

Sarah E. Kahn, Esq.
E-mail: sarah.kahn@aporter.com

(b)  if to the Company, to

DRS Technologies, Inc.
5 Sylvan Way
Parsippany, NJ 07054
Facsimile: (973) 539-7562
Attention: Nina Laserson Dunn, Esq., Executive Vice President, General Counsel and Secretary
E-mail: ndunn@drs.com

with a copy to:

Mark N. Kaplan, Esq.
Independent Director of DRS Technologies, Inc.

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Facsimile: (212) 735-2000
Telephone No.: (212) 735-3000
E-mail: Mark.Kaplan@skadden.com
with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Facsimile: (212) 735-2000
Telephone No.: (212) 735-3000
Attention: Jeffrey W. Tindell, Esq.
E-mail: Jeffrey.Tindell@skadden.com

SECTION 9.03     Definitions.  For purposes of this Agreement:

An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A "business day" means any day, other than a Saturday, Sunday or a day on which banks are authorized by Law to close in New York, New York or Rome, Italy.

A "Company Material Adverse Effect" means any change, effect, event or circumstance that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, assets, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole, (b) the ability of the Company and each Company Subsidiary to perform its obligations under this Agreement or (c) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, none of the following shall constitute a material adverse effect for the purposes of this definition:  (i) changes in general economic conditions or securities or financial markets in general; (ii) general changes in the industry in which the Company and the Company Subsidiaries operate; (iii) any changes in Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or interpretations thereof by any Governmental Entity; (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism; (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including without limitation the impact thereof on relationships with customers or employees); (vi) changes in GAAP, or the interpretation thereof; (vii) the matters set forth on Section 3.06 of the Company Disclosure Letter; and (viii) any change in the market price or trading volumes of the Company Common Stock after the date hereof (it being understood that the underlying facts or occurrences giving rise or contributing to such change shall be taken into account in determining whether there has been a Company Material Adverse Effect), except, in the case of the foregoing clauses (ii) and (iii), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the business and industry in which the Company and the Company Subsidiaries operate.

"Knowledge" in the case of the Company means the actual knowledge of Mark Newman, Robert Mehmel, Richard Schneider, Nina Dunn, Vice Admiral Michael Bowman, Audrey Stern, Mark Dorfman, Steven Schorer, Michael Sheehan, James Baird, Thomas Cornwell, Mitchell Rambler, Alan Gross, Thomas P. Crimmins and David Sweet.

"Company Stock-Based Award" means any stock appreciation right, "phantom" stock right, performance unit, restricted stock unit, restricted stock, right to receive shares of Company Common Stock on a deferred basis or other right (other than a Company Stock Option) issued by the Company or any Company Subsidiary that is linked to the value of Company Common Stock.

"Parent Material Adverse Effect" means a material adverse effect on (i) the ability of Parent or Sub to perform their respective obligations under this Agreement or (iii) the ability of Parent or Sub to consummate the Merger and the other transactions contemplated by this Agreement.

"Permitted Liens" means (i) Liens for current taxes not yet due or payable, or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) Liens of any materialmen, mechanics, workmen, repairmen, contractors, warehousemen, carriers, suppliers, vendors or equivalent Liens arising in the ordinary course of business consistent with past practice in respect of amounts that are not yet due or payable, or the validation or amount of which is being contested in good faith by appropriate proceedings, (iii) Liens that secure any indebtedness reflected as liabilities in the Financial Statements, and (iv) any other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A "Proxy Threshold Event" means an event where, after a reasonable period of discussions with the U.S. government in accordance with the provisions of Section 6.04(b)(i), Parent reasonably concludes that in order for the Company and/or the Company Subsidiaries to retain facility security clearances necessary to perform their existing classified contracts accounting for 35.0% or more of the Company’s total revenue during the immediately preceding fiscal year, the Company and/or the Company Subsidiaries would be required to implement a Proxy Agreement under the NISPOM.

A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04     Interpretation.  When a reference is made in this Agreement to a Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The words "hereby", "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words "date hereof" shall refer to the date of this Agreement.  The term "or" is not exclusive.  The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if".  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 9.05     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06     Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07     Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Letter, and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Merger, and (b) are not intended to confer on any person other than the parties any rights and remedies, except for (i)

the rights of the Company's stockholders to receive the Merger Consideration after the Effective Time; (ii) with respect to the CEO and the Other Executives, as provided in the second and third sentences of Section 6.07(b) and Section 6.07(g); and (iii) as provided in Section 6.08 (which is intended for the benefit of the former and current officers and directors of the Company and the Company Subsidiaries, all of whom shall be third party beneficiaries of this provision).

SECTION 9.08     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.09     Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10     Enforcement.

(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which either such party is entitled at law or in equity.

(b)    Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court, any Federal court located in the State of Delaware or the State of New York or any New York state court in the event any dispute arises out of any this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any New York state court, any Federal court sitting in the State of New York or the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

FINMECCANICA - SOCIETÁ PER AZIONI

by:	/s/ Pier Francesco Guarguaylini
Name:	Pier Francesco Guarguaylini
Title:	Chairman and Chief Executive Officer

DRAGON MERGER SUB, INC.

by:	/s/ Simone Bemporad
Name:	Simone Bemporad
Title:	President

DRS TECHNOLOGIES, INC.

by:	/s/ Mark S. Newman
Name:	Mark S. Newman
Title:	Chairman, President and
Chief Executive Officer

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